Exhibit (11)(b)

CONSENT OF COUNSEL

We consent to the reference to our Firm under the heading “Counsel and Independent Registered Public Accounting Firm” in the Registration Statement on Form N-14 of The Tocqueville Trust as filed with the Securities and Exchange Commission on or about August 6, 2009.

/s/ Paul, Hastings, Janofsky & Walker LLP

PAUL, HASTINGS, JANOFSKY & WALKER LLP

New York, New York

August 6, 2009